DERMISONICS APPOINTS VETERAN COSMETICS PRODUCT DEVELOPMENT EXECUTIVE THEODORE VAN DE KAMP TO BOARD OF ADVISORS

VVAN DE KAMP ALSO BRINGS STRATEGIC AND MARKETING BACKGROUND IN BIOTECHNOLOGY, PHARMACEUTICALS, HIGH-TECHNOLOGY

WEST CONSHOHOCKEN, Pa.-Dec. 13, 2005-Dermisonics, Inc. (OTCBB:DMSI - News;
                                                              ----   ----
FWB:FQC), a developer of painless, injection-free, ultrasonic transdermal drug-delivery patches and technologies with broad pharmaceutical and consumer applications, announced today that it has appointed veteran strategic marketing and advertising executive Theodore J. van de Kamp to the Company's Advisory Board.

Mr. van de Kamp is a distinguished, 25-year veteran of various senior management positions with a range of major organizations, including Maybelline Cosmetics. He has particular expertise in new product development, strategic and market planning, communications and corporate imaging, according to Bruce Haglund, CEO of Dermisonics.

"Ted brings Dermisonics a unique combination of talents, experience and contacts in numerous industries that will be invaluable assets as we continue to develop and commercialize our unique ultrasonic technologies for the drug-delivery and cosmetics industry," said Mr. Haglund. "His diverse corporate accomplishments and insights into new product development will be major assets in our drive to exploit the rich potential of Dermisonics' innovative transdermal ultrasonic drug delivery technology platform."

In 1991, Mr. van de Kamp founded The van de Kamp Group, an international consultancy group that provides business planning and development services to start-up, mezzanine and established companies. As its Chairman and CEO, he was responsible for preparing plans that laid the foundation for major innovations in Internet infrastructure, computer security, medical diagnostics, and information technology. Special career achievements include his development of a plan in cooperation with IP Land and Cisco Systems that brought broadband access to Russia.

Mr. van de Kamp has served in numerous posts including Vice President and Venture Manager, Marketing Corporation of America, Vice President Marketing & Sales (Acting COO) Pantone, Inc., Director of Advertising, Maybelline Cosmetics, and Marketing Director of the Product Development Workshop at the Interpublic Group of Companies. Mr. van de Kamp graduated with a BA and honors from Georgetown University in Philosophy and Economics and received an MBA Degree from Columbia University. He was also an Invasion Planning Officer in the US Navy.

Dermisonics is a leading developer of proprietary, advanced medical technologies in the field of sub-miniature, high-powered, ultrasonic devices. These technologies are designed to incubate new commercial drug delivery solutions that eliminate the need for painful needle injections to deliver insulin and more than 175 other large-molecule drugs into the bloodstream. The Company's flagship drug delivery system, called the U-Strip(TM), is based on a next-generation integration of microelectronics and ultrasound with a product-carrying patch, and would provide a painless, non-invasive alternative to existing options such as injections and catheter drug-pumps.

About Dermisonics, Inc.

Dermisonics is an intellectual property company and advanced technology incubator that is primarily focused on the ongoing development, testing and eventual commercialization of a transdermal patch that has been designed to facilitate the efficient and needle-free delivery of drugs with large molecular structures into the bloodstream. Its breakthrough system, called the U-Strip, is based on a radical integration of microelectronics and ultrasonic science with a product-carrying patch, and represents a quantum leap in non-invasive, transdermal delivery technology. Tests have shown that this system facilitates the transdermal delivery of insulin as well as potentially at least 175 other existing drugs that at present cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size. The Company has also developed other portable ultrasonic systems for applications in the medical (Antiseptic Wand) and skin care (U-Wand) fields. For more information visit http://www.Dermisonics.com. For more investor-specific information about Dermisonics, please visit http://www.trilogy-capital.com/dmsi_summary.aspx. To read or download an Investor Fact Sheet about the Company, visit http://www.trilogy-capital.com/tcp/dermisonics/factsheet.html. For real-time stock price quotes, visit http://www.trilogy-capital.com/tcp/dermisonics/quote.html. Dermisonics is also traded on the Frankfurt, Germany, stock exchange under the symbol FQC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.
Contact:

Dermisonics, Inc.
Bruce Haglund
Toll Free: 888-401-DERM (3376)
610-543-0800
Fax: 610-543-0688
bruce.haglund@dermisonics.com
or
European Investor Relations Contact:
Michael Drepper, +49-621-430-6130
investor-germany@dermisonics.com
or
Trilogy Capital Partners (Financial Communications)
Paul Karon, 800-592-6067
paul@trilogy-capital.com